DECHERT PRICE & RHOADS
                               1500 K STREET, N.W.
                             WASHINGTON, D.C. 20005


                                                               February 27, 1997
The Global Government Plus Fund, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102

Dear Sirs:

     You have requested our opinion in connection with your filling of Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") under the Securities Act of 1933 (the "Act") and your registration in connection therewith of 29,135,098 shares of your Common Stock, $.01 par value (the "Shares"), pursuant to Rule 24e-2 under the Investment Company Act of 1940 (the "1940 Act").

     As your counsel, we are familiar with your registration under the 1940 Act (File No. 811-5123) and the Post-Effective Amendment under the Act (File No. 33-63945). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     Based on the foregoing, we advise you that, in our opinion, when the Post-Effective Amendment relating to the Shares has become effective under the Act, the Shares, when duly issued and sold, for not less than the par value thereof and in conformity with your charter, will be duly authorized and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment.


                                                Very truly yours,

                                            /s/ DECHERT PRICE & RHOADS